news release

Contact:
Karen Tillman
480.766.3794
ktillman@godaddy.com

GODADDY DEEPENS EXECUTIVE TEAM WITH CFO HIRE RAY WINBORNE; APPOINTS SCOTT WAGNER TO PRESIDENT, CHIEF OPERATING OFFICER

Scottsdale, Ariz., Aug. 3, 2016 /PRNewswire/ – GoDaddy Inc. (NYSE: GDDY), the world’s largest technology provider dedicated to small businesses, today announced that Ray Winborne has joined the company as its new Chief Financial Officer and Scott Wagner has been promoted to President and Chief Operating Officer.
Winborne, a 20-year corporate finance veteran, assumes the role from Scott Wagner, who is stepping into the new role of GoDaddy President and Chief Operating Officer. Both will report to Blake Irving, GoDaddy’s CEO.
Winborne most recently served as CFO for First Data, a global leader in commerce-enabling technology and solutions, where he led the company’s financial functions. Prior to First Data, Winborne held senior financial leadership roles at Delta Air Lines and AT&T, after beginning his professional career at PwC in Atlanta.
“I was attracted to GoDaddy not only because of the impressive management team, strong business model and growth profile, but also for its culture. GoDaddy has the spirit of a start-up with the discipline of a mature business – that’s a rare quality in today’s tech world,” said GoDaddy’s new CFO Ray Winborne.
In his newly created role, Scott Wagner is now responsible for all revenue and customer growth operations, including international expansion, marketing, and customer care. Wagner has held GoDaddy’s dual COO/CFO role since 2013, when Blake Irving joined GoDaddy as CEO. Wagner was previously an executive with Kohlberg Kravis & Roberts when KKR invested in GoDaddy.
“I’m incredibly happy to welcome Ray to the GoDaddy team. He’s a high energy, well-seasoned financial professional — and a perfect fit for our driven and scrappy culture,” said GoDaddy CEO Blake Irving. “Ray’s addition carries on GoDaddy’s history of world-class financial leadership while freeing Scott to focus on the next phase of our market growth, in the U.S. and around the world.”
Winborne’s appointment as Chief Financial Officer will be effective subsequent to the filing of GoDaddy’s Form 10-Q for the period ending June 30, 2016 with the SEC.
GoDaddy now serves 56 markets, in 29 languages and 43 currencies. GoDaddy employs approximately 5,000 people and is headquartered in Scottsdale, Arizona, with facilities across other locations, including California, Washington State, Massachusetts, and Iowa in the U.S., as

well as Asia, Brazil, India, Canada, Mexico, U.K., Australia and The Netherlands, internationally. Earlier this year, GoDaddy was recognized as one of FORTUNE magazine’s top 100 Best Companies To Work For®.

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Source: GoDaddy Inc.